Exhibit 4.1
CERTIFICATE OF INCORPORATION
OF
AETHER HOLDINGS, INC.
     FIRST: The name of the Corporation is Aether Holdings, Inc.
     SECOND: The address, including street number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,001,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $.01 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share.
     Except as otherwise provided in respect of any class of stock hereafter classified or reclassified or any series thereof hereafter authorized, and except as otherwise specifically required by law: (1) the exclusive voting power for all purposes shall be vested in the holders of the Common Stock and (2) each holder of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including without limitation the election of one or more directors) properly submitted to a vote of, and acted upon by, the stockholders. Except as otherwise provided in respect of any class of Preferred Stock hereafter classified, each share of Common Stock shall share ratably in any dividends if or when declared by the Board of Directors of the Corporation and paid by the Corporation. In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each share of Common Stock shall be entitled, after payment or provision for payment of the amount to which any class or series hereafter authorized shall have a preference on such distributions shall be entitled, together with any class or series not having a preference, to share ratably in the remaining net assets of the Corporation. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all other shares of Common Stock.
     Any other class or series of stock of the Corporation shall be subject to all of the rights, privileges, preferences and priorities of such class or series as set forth in the certificate of designations filed to establish such class or series.
     The Board of Directors is authorized to provide for the issuance from time to time of Common Stock or Preferred Stock, whether now or hereafter authorized, in one or more class or series, or securities convertible into shares of its stock, in one or more class or series, for such consideration as may be determined by the Board of Directors, without further stockholder approval. As provided by law and within the limitations and restrictions set forth in the Corporation’s Certificate of Incorporation, the Board of Directors is empowered to fix or alter the powers, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, liquidation and other preferences, and other special rights of any class or series of Common Stock or Preferred Stock, whether now or hereafter authorized, and the number of shares constituting any such class or series and the designation thereof, and to increase or decrease the number of shares of any class or series subsequent to the issue of shares of that class or series, but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.
     FIFTH: The corporation is to have perpetual existence.
     SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:
     (a) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.
     (b) The power to adopt, amend or repeal the Bylaws of the Corporation may be exercised by the Board of Directors. Any adoptions, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws, provided that in addition to any vote of the holders of any class or series of stock required by law or this Certificate of Incorporation, the affirmative vote of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws of the Corporation.
     SEVENTH: (a) The number of directors of the Corporation constituting the whole Board of Directors shall be fixed by resolution of the Board of Directors. Each director shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until he or she sooner resigns, is removed or becomes disqualified.
     (b) Any vacancy on the Board of Directors of the Corporation may be filled by the stockholders at an annual meeting or special meeting called for such purpose or by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.
     (c) Any director may be removed, with cause, by the holders of a majority of the shares then entitled to vote at an election of directors at an annual meeting or special meeting of stockholders called for such purpose. For purposes of this section, “cause” shall mean only

(i) conviction of a felony, (ii) declaration of unsound mind or order of a court, (iii) gross dereliction of duty, (iv) conviction of an act involving moral turpitude or (v) commission of an act which constitutes intentional misconduct or a knowing violation of law if in either case such act involves both improper substantial personal benefit and a material injury to the Corporation.
     EIGHTH: Any action required by Delaware Law to be taken at any annual meeting or special meeting of stockholders, or any action which may be taken at any annual meeting or special meeting of stockholders, may be taken only at such meeting, duly called in accordance with the Corporation’s Bylaws, and not by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware or otherwise, except that action may be taken by written consent if the consent is signed by the holders of all outstanding shares entitled to vote on the matter.
     NINTH: (a) The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the name of the Corporation), by reason of his acting as a director or officer of the Corporation or, at the request of the Corporation, in any other capacity for or on behalf of the Corporation (and the Corporation, in the discretion of the Board of Directors, shall indemnify a person by reason of the fact that he is or was an employee of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Article Ninth shall be deemed to be a contract between the Corporation and each person referred to herein.
     (b) No amendment to repeal these provisions shall apply to or have any effect on the liability or alleged liability of any person for, or with respect to, any acts or omissions of such person occurring prior to such amendment.
     TENTH: A director of the Corporation shall under no circumstances have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.
     ELEVENTH: The Board of Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation and the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such by-laws had not been adopted.

     TWELFTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation and other provisions authorized by the laws of the State of Delaware in force at the time may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other person whomsoever by and pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.
     THIRTEENTH: Restrictions on Transfers.
     13.1 Definitions. As used in this Article Thirteenth, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):
     “5% Transaction” means any Transfer described in clause (a) or (b) of Section 13.2.
     “Agent” has the meaning set forth in Section 13.6.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation, and (iv) any Stock.
     “Excess Securities” has the meaning given such term in Section 13.5.
     “Expiration Date” means the beginning of the taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier date in accordance with Section 13.11.
     “Five-Percent Shareholder” means a Person or group of Persons that is a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).
     “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of section 382 of the Code as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.
     “Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.
     “Pre-existing 5% Stockholder” means (i) any Person that (A) has filed a Schedule 13D or 13G with respect to the Corporation on or before May 4, 2005 or (B) on or before the thirtieth day after the effectiveness of the Certificate of Incorporation, establishes to the satisfaction of the Board of Directors that such person was a direct Five-Percent Shareholder or a “first tier entity” of the Corporation within the meaning of Treasury Regulation § 1.382-2T(f)(9) on May 4, 2005

and (ii) any “5-percent owner” or “higher tier entity” of any Person described in clause (i) within the meaning of Treasury Regulation § 1.382-2T(f)(10) and 1.382-2T(f)(14).
     “Prohibited Distribution” has the meaning given such term in Section 13.6.
     “Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Thirteenth.
     “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).
     “Purported Transferee” has the meaning set forth in Section 13.5.
     “Securities” and “Security” each has the meaning set forth in Section 13.8.
     “Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
     “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Code § 382 and the regulations thereunder.
     “Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.
     “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.
     13.2 Restrictions on Transfers. Any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio (a) if the transferor is a Five-Percent Shareholder or (b) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons would become a Five-Percent Shareholder or (2) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder would be increased.
     13.3 Exceptions.
     (a) Notwithstanding anything to the contrary herein, if a Transfer by (but not to) a Pre-existing 5% Stockholder otherwise would be prohibited by Section 13.2, such Transfer shall not be prohibited under Section 13.2 if both of the following conditions are met: (i) such Transfer does not increase the Percentage Stock Ownership of any Five-Percent Shareholder

other than a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)), and (ii) the Stock that is the subject of the Transfer was acquired by such Pre-existing 5% Stockholder in exchange for shares of common stock of Aether Systems, Inc. that were owned by such Pre-existing 5% Stockholder on May 4, 2005.
     (b) The restrictions set forth in Section 13.2 shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to Section 13.3, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any section 382 limitation on the use of the Tax Benefits. The Board of Directors may exercise the authority granted by this Article Thirteenth through duly authorized officers or agents of the Corporation. Nothing in this Section 13.3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
     13.4 Legend. Each certificate representing shares of Common Stock issued by the Corporation shall conspicuously bear the following legend:
“THE CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CORPORATION’S CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT STOCKHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF DELAWARE LAW (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE FIVE PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER

RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”
     13.5 Excess Securities.
     (a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 13.5 or Section 13.6 shall also be a Prohibited Transfer.
     (b) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article Thirteenth, including, without limitation, authorizing such transfer agent to require an affidavit from a purported transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article Thirteenth as a condition to registering any transfer.
     13.6 Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 13.7 if the Agent rather than the Purported Transferee had resold the Excess Securities.
     13.7 Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 13.7. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 13.7 inure to the benefit of the Corporation.
     13.8. Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware Law (“Securities,” and individually, a “Security”) but which would cause a Five-Percent Shareholder to violate a restriction on Transfers provided for in this Article Thirteenth, the application of Section 13.6 and Section 13.7 shall be modified as described in this Section 13.8. In such case, no such Five-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such Five-Percent Shareholder and/or any Person whose ownership of Securities is attributed to such Five-Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which the were acquired) to cause such Five-Percent Shareholder, following such disposition, not to be in violation of this Article Thirteenth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 13.6 and 13.7, except that the maximum aggregate amount payable either to such Five-Percent Shareholder or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such Five-Percent Shareholder or such other Person. The purpose of this Section 13.8 is to extend the restrictions in Sections 13.2 and 13.6 to situations in which there is a 5% Transaction without a direct Transfer of Securities, and this Section 13.8, along with the other provisions of this Article Thirteenth, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.
     13.9 Legal Proceedings. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 13.6 (whether or not made within the time specified in Section 13.6), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 13.9 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article Thirteenth being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 13.6 to constitute a waiver or loss of any right of the Corporation under this Article Thirteenth.
     13.10 Damages. Any stockholder subject to the provisions of this Article Thirteenth who knowingly violates the provisions of this Article Thirteenth and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.
     13.11 Board Authority.
     (a) The Board of Directors of the Corporation shall have the power to determine all matters necessary for assessing compliance with this Article Thirteenth, including, without limitation, (i) the identification of Five-Percent Shareholders, (ii) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 13.7, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Thirteenth. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article Thirteenth for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article Thirteenth. The Board of Directors may delegate all or any portion of its duties and powers under this Article Thirteenth to a committee of the Board of Directors as it deems necessary or advisable.
     (b) Nothing contained in this Article Thirteenth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article Thirteenth, (iii) modify the definitions of any terms set forth in this Article Thirteenth or (iv) modify the terms of this Article Thirteenth as appropriate to prevent an ownership change for purposes of section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension, change or modification unless it concludes in writing that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, and its conclusion is based upon a written opinion of tax counsel to the Corporation. Such written conclusion of the Board of Directors shall be filed with the Secretary of the Corporation and shall be mailed by the Secretary to all stockholders of the Corporation within 10 days after the date of such conclusion.
     13.12 Reliance. The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Thirteenth, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar schedules), as of any date and (b) its actual knowledge of the ownership of Corporation Securities.
     13.13. General Authorization. The purpose of this Article Thirteenth is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article Thirteenth or any application of any provision thereunder is determined to be invalid, the validity of the remaining provisions shall be unaffected and application of such provision shall be affected only to the extent necessary to comply with such determination.
     FOURTEENTH: The name and address of the sole incorporator is as follows: Donna M. McClurkin-Fletcher, c/o Kirkland & Ellis LLP, 655 15th Street, N.W., Suite 1200, Washington, D.C. 20005.

     I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make and file this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly, have hereunto set my hand this 4th day of May, 2005.

Donna M. McClurkin-Fletcher, Sole Incorporator